CONSENT OF INDEPENDENT AUDITORS


Lord Abbett Tax-Free Income Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 31 to Registration Statement No. 2-88912 of our report dated November 22, 1999 appearing in the 1999 Annual Report for the year ended September 30, 1999 and to the reference to us under the caption "Financial Highlights" in the Prospectus and to the references to us under the captions "Investment Advisory and Other Services" and "Financial Statements" appearing in the Statement of Additional Information, both of which are part of such Registration Statement.


/s/Deloitte & Touche
DELOITTE & TOUCHE LLP

New York, New York
January 26, 2000